UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  April 15, 2009

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-51321	98-0430762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1250, 521-3rd Avenue SW Calgary, Alberta, Canada T2P 3T3
(Address of principal executive offices)

Registrant’s telephone number, including area code: (403) 262-4471

Copy of correspondence to:

Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       Entry into a Material Definitive Agreement

On April 15, 2009, Triangle Petroleum Corporation (the “Company”) entered into a production lease with Her Majesty the Queen in the Right of the Province of Nova Scotia (the “Lease”).  Pursuant to the Lease, the Company has the right, for a 10 year period, to conventional oil and gas (but excluding coal gas) on 474,625 gross acres in the Windsor Block region of Nova Scotia.  The Company has the right to renew the lease for an additional 10 year period on the same terms and conditions, as long as commercial production of petroleum has actually commenced by April 15, 2019.

The Company is required to drill seven wells before April 15, 2014 in order to maintain its rights under the Lease.  Of these wells, two will be drilled in the in the Kennetcook area before the second anniversary of the Lease or the end of Phase I (approximately March 2011), and the remaining five wells will be drilled in the outlying areas before the fifth anniversary, or end of Phase II (approximately March 2014).  In addition, areas under the Lease that are not drilled or properly evaluated are subject to surrender under the Lease.

A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01       Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Production Lease, dated as of April 15, 2009, by and between Triangle Petroleum Corporation and Her Majesty the Queen in the Right of the Province of Nova Scotia.

99.1	Press Release, dated April 16, 2009, issued by Triangle Petroleum Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIANGLE PETROLEUM CORPORATION

Dated: April 20, 2009	BY:	/s/ SHAUN TOKER
Shaun Toker Chief Financial Officer